Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Nos. 333-197848, 333-197848-01 and 333-197848-2

BARCLAYS DRYROCK ISSUANCE TRUST

Series 2014-5

$250,000,000 Class A Fixed Rate Asset Backed Notes

Other Fees and Expenses

The following describes the compensation payable to the nationally recognized statistical rating organizations hired to rate the Series 2014-5 notes for the period beginning with their retention and ending three years after the closing date. The amount includes initial fees and surveillance fees.

Fitch Ratings, Inc.	$135,000
Standard & Poor’s Rating Services	$80,000

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Barclays

J.P. Morgan	MUFG	Wells Fargo Securities

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The issuer has filed a registration statement as amended (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1(800) 326-1643 (Ext. 58700).